EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Third Quarter 2015 Financial Results

NEW YORK, November 5, 2015 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced operating results for the third quarter ended September 30, 2015. They are summarized in the following paragraph. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $276.4 million for the quarter, as compared to $234.5 million for the same period of 2014. Income before taxes and equity method investments was $20.1 million in the third quarter of 2015, as compared to $25.5 million in the same period of 2014. Net loss attributable to the Company's common unitholders for the third quarter of 2015 was $12.1 million, or $0.44 per diluted common unit, as compared to net income of $14.0 million, or $0.50 per diluted common unit, for the same period in 2014.

For the nine months ended September 30, 2015, revenues were $742.6 million as compared to $650.4 million for the same period in 2014. Income before taxes and equity method investments was $51.6 million million in the first nine months of 2015, as compared to $55.3 million in the same period of 2014. Net income attributable to the Company's common unitholders for the first nine months of 2015 was $76.9 million, or $2.78 per diluted common unit, as compared to $11.1 million, or $0.38 per diluted common unit, for the same period in 2014.

Financial Summary ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$276,390	$234,523	$742,625	$650,383
Costs and Expenses	256,257	209,051	691,027	595,036
Income before taxes and equity method investments	20,133	25,472	51,598	55,347
Income tax provision	13,125	10,207	24,705	19,118
(Loss) Income of associated companies, net of taxes	(21,066)	12,655	(17,237)	(3,328)
Income from other investments - related party	—	613	361	2,086
(Loss) Income from investments held at fair value	(734)	(9,988)	3,152	(13,226)
Net (loss) income from continuing operations	(14,792)	18,545	13,169	21,761
Income from discontinued operations	195	2,245	87,018	8,680
Net (loss) income	(14,597)	20,790	100,187	30,441
Loss (Income) attributable to noncontrolling interests	2,454	(6,763)	(23,320)	(19,325)
Net (loss) income attributable to common unit holders	$(12,143)	$14,027	$76,867	$11,116

Net (loss) income per common unit - basic	$(0.44)	$0.50	$2.79	$0.38
Net (loss) income per common unit - diluted	$(0.44)	$0.50	$2.78	$0.38

Segment Results ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Diversified industrial	$224,635	$164,524	$555,888	$468,557
Energy	33,480	58,583	107,975	155,666
Financial services	18,226	9,309	45,886	24,298
Corporate	49	2,107	32,876	1,862
Total	$276,390	$234,523	$742,625	$650,383
Income (loss) from continuing operations before income taxes:
Diversified industrial	$10,424	$37,292	$35,846	$62,281
Energy	(11,171)	1,497	(34,184)	14,073
Financial services	12,716	6,016	30,539	15,266
Corporate	(13,636)	(16,053)	5,673	(50,741)
(Loss) Income from continuing operations before income taxes	(1,667)	28,752	37,874	40,879
Income tax provision	13,125	10,207	24,705	19,118
Net (loss) income from continuing operations	$(14,792)	$18,545	$13,169	$21,761
(Loss) Income from equity method investments:
Diversified industrial	$(4,184)	$20,226	$857	$25,630
Energy	(8,153)	(4,843)	(4,818)	(3,402)
Corporate	(8,729)	(2,115)	(12,915)	(23,470)
Total	$(21,066)	$13,268	$(16,876)	$(1,242)

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2015 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2014 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com